Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE ANNOUNCES FULL-YEAR 2013 GUIDANCE AND

FOURTH-QUARTER 2012 UPDATE

•            Improved Profits on Minimal Sales Increases Expected in 2013

•            2012 Operational Improvements and Cost Reductions Drive Earnings Performance in 2013 Guidance

•            Provides Estimated Fourth-Quarter 2012 Results Update: Continued Improvement over Second and Third Quarters

•            Strong Cash Flow and Debt Reduction – Significant Accomplishments in 2012

WARREN, Ohio – February 7, 2013 – Stoneridge, Inc. (NYSE: SRI) today announced that it expects 2013 sales to be in the range of $939 million to $974 million and earnings per share to be in the range of $0.75 to $0.95 per share. See financial schedule below:

2013 Sales and Earnings Guidance:

2013 Guidance
PST
	Stoneridge	(assumed exchange rate
	Core	2.05BRL/USD for 2013)	Consolidated

Sales (in millions USD)	$765 - $786	$174 - $184	$939 - $974

Gross Margin	21.5% - 23.0%	44.0% - 47.0%	25.5% - 27.0%

Operating Margin	4.5% - 5.5%	4.5% - 5.5%*	4.5% - 5.5%*

EPS			$.75 - $.95

EBITDA Margin			8.4% - 9.2%
(Operating Margin plus depreciation, amortization)
*includes PST $6.0 million of Non-Cash Depreciation and Amortization related to the Purchase of PST

Reconcilation of Operating Margin to Adjusted EBITDA Margin :

Operating Margin			4.5% - 5.5%
Depreciation			3.3% - 3.1%
Amortization			0.6% - .0.6%
EBITDA Margin			8.4% - 9.2%

“Though the markets we serve remain uncertain, we expect the improved earnings on a minimal sales increase in 2013 to result largely from the cost actions implemented in 2012 and the continuous operating improvements we are driving in all of our operations,” said John C. Corey, President and Chief Executive Officer. “We expect our sales and earnings cadence to be stronger in the latter half of 2013 as our major markets improve. We also expect our first-half earnings performance in 2013 to exceed our first-half earnings performance in 2012, though on a lower sales level. We remain cautiously optimistic about our markets and enthusiastic about our ability to deliver improved earnings performance and strong cash flow. Our long-term growth opportunities remain intact as we have the right strategy, people and investments in place to support our plans for future growth and are positive about 2013 financial and operational results.”

Fourth-Quarter Update:

“We finished 2012 with strong cash flow and we have exceeded our debt reduction targets. We finished the year generating approximately $49.3 million in free cash flow (cash flow from operations less capital expenditures) and our debt reduction in 2012 was approximately $65.7 million; $38.0 million from our asset-based lending facility in the U.S. and the remaining $27.7 million primarily from PST debt,” Corey said.

“We continued to see improvement in the fourth quarter compared with the second and third quarters. We currently estimate fourth-quarter sales to approximate $224.0 million and earnings per share to be in the range of $0.10 to $0.14 per diluted share, which are below our expectations and our previously published guidance, due primarily to a slower recovery in the Brazilian market than anticipated,” Corey noted. “The Company’s margins were also affected by lower-than-expected sales in its core businesses (Electronics and Control Devices segments), primarily in its European operations, as European OEMs extended their holiday shutdown longer than we expected, but both gross margin and operating margin continued to improve in the fourth quarter compared with the second and third quarters.”

Corey added, “We continued to see improvement in PST’s sales and earnings in the fourth quarter. Sales increased by about 6% over the third quarter but were affected by continued weakness in GDP growth in Brazil, which was in the 1.0% to 1.2% range. However, due to the lower-than-expected sales and the corresponding drop in operating income at PST, most of the variance from our consolidated guidance was attributed to our PST operation. We believe that with the cost initiatives that have been implemented and an improving Brazilian market, PST will improve at the operating income line with 2013 sales being equal to or down compared with 2012. Though PST has experienced significant market headwinds this year, we are pleased with PST’s response to the changing economic conditions and look forward to improved financial performance as the Brazilian economy improves and new product sales in cargo tracking and home security systems are introduced. We will elaborate further on our fourth-quarter results during our conference call scheduled for March 1, 2013.”

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2012 fourth-quarter results can be accessed at 11 a.m. Eastern Time on Friday, March 1, 2013, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the commercial truck, automotive, agricultural, motorcycle and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss or a significant volume change of a major customer; a significant change in commercial truck, automotive, motorcycle, agricultural or off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443

# # #